Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement of Weyerhaeuser Company (“Weyerhaeuser”) on Form S-4 and in the Joint Proxy Statement/Prospectus of Weyerhaeuser and Plum Creek Timber Company, Inc., which is part of the Registration Statement, of our opinion dated November 6, 2015 appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Opinion of Weyerhaeuser’s Financial Advisor,” “Risk Factors—Risk Factors Relating to the Merger,” “Weyerhaeuser Proposal 1 and Plum Creek Proposal 1: The Issuance of Weyerhaeuser Shares and the Adoption of the Merger Agreement—Background of the Merger,” “Weyerhaeuser Proposal 1 and Plum Creek Proposal 1: The Issuance of Weyerhaeuser Shares and the Adoption of the Merger Agreement—Weyerhaeuser’s Reasons for the Merger; Recommendation of the Weyerhaeuser Board,” and “Weyerhaeuser Proposal 1 and Plum Creek Proposal 1: The Issuance of Weyerhaeuser Shares and the Adoption of the Merger Agreement—Opinion of Weyerhaeuser’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Jan Lennertz
Jan Lennertz Executive Director

New York, New York

December 23, 2015